CHARTERED ACCOUNTANTS MacKay LLP	1100 – 1177 West Hastings Street
Vancouver, BC V6E 4T5
Tel: 604-687-4511
Fax: 604-687-5805
Toll Free: 1-800-351-0426
www.MacKayLLP.ca

September 24, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Osprey Ventures, Inc. (the “Company”). We have read the Company’s current report on 8-K dated September 24, 2008 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

Vancouver, Canada	“MacKay LLP”
Chartered Accountants